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                   [MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]


                                                                     EXHIBIT 5.1


April 30, 2001

Harsco Corporation
P.O. Box 8888
Camp Hill, PA 17001-8888

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Harsco Corporation, a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of up to 61,097 shares of the Company's common stock, par value $1.25 per share (the "Common Stock"), issuable pursuant to the Company's SGB Group PLC Discretionary Share Option Scheme 1997 (the "Scheme").

We have examined the Registration Statement and the exhibits thereto, the Scheme, certain records of the Company's corporate proceedings as reflected in its minutes, and such other documents, records and law and fact as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to the Scheme will be, when issued in accordance with the terms of the Scheme, validly issued, fully paid and nonassessable.

The opinion set forth above is limited to the laws of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP





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